Exhibit 99.1

STONE ENERGY CORPORATION

Announces 2014 Reserves, 2015 Capital Expenditure

Budget and Production Guidance, and Operational Update

LAFAYETTE, LA. January 20, 2015

STONE ENERGY CORPORATION (NYSE: SGY) today announced estimated year-end proved reserves and production volumes for 2014, and provided its capital expenditure budget, initial production and cost guidance for 2015 and operational updates. Some of the highlights include:

•	Year-end 2014 estimated proved reserves were 152 Mmboe, which represents a 5.5% increase compared to year-end 2013 estimated proved reserves.

•	Fourth quarter 2014 production averaged approximately 42.5 MBoe per day (255 Mmcfe per day).

•	Full year 2014 production averaged approximately 42.6 MBoe per day (256 Mmcfe per day), which included the impact of several divestitures of non-core assets during the year.

•	The Board of Directors authorized a 2015 capital expenditure budget of $450 million.

Chairman, President and Chief Executive Officer David Welch stated, “In 2014, we achieved a number of important milestones for Stone Energy. We drilled two deep water wells at Cardona and initiated production before year-end. We drilled a successful deep water exploration well at Amethyst and sanctioned a development plan. In Appalachia, we drilled another 38 wells in the Marcellus shale and averaged over 100 Mmcfe per day for the year, while our successful Utica test well confirmed the play on our acreage position for future development. We shed non-core assets to raise funds and focused on the deep water and Appalachia, while significantly lowering our operating cost and reducing P&A exposure. We maintained our liquidity position with over $250 million in cash and an undrawn $500 million bank facility at year-end to help navigate through the current challenging markets. Finally, we have reacted quickly to the commodity price collapse by significantly reducing capital expenditures, operating costs and overhead, and simplifying the organization.”

Year-End 2014 Estimated Proved Reserves

The year-end 2014 estimated proved reserves were 152 Mmboe (million barrels of oil equivalent) or 912 Bcfe (billion cubic feet of natural gas equivalent), as compared with 144 Mmboe or 863 Bcfe at year-end 2013, which represents a 5.5% increase in estimated proved reserves. From drilling additions and extensions, Stone replaced approximately 250% of production in 2014. The year-end 2014 estimated proved reserves were 28% oil, 18% natural gas liquids (NGLs) and 54% gas on an equivalent basis. The changes from year-end 2013 estimated proved reserves to year-end 2014 estimated proved reserves included production of approximately 15.6 Mmboe or 93 Bcfe, divestitures of 13.2 Mmboe or 79 Bcfe, drilling additions/extensions of 39.1 Mmboe or 235 Bcfe, and net downward price/performance revisions of 2.4 Mmboe or 14 Bcfe.

The present value of the estimated future net cash flows from estimated proved reserves before income taxes, using a 10% discount rate (PV10), was approximately $1.75 billion using 12 month average prices (after differentials) of $89.37 per barrel of oil, $36.79 per barrel of NGLs and $3.68 per Mcf of gas. (See “Non-GAAP Financial Measure” section below). The year-end 2014 estimated proved reserves included proved developed (PD) reserves of 78 Mmboe or 468 Bcfe (split 29% oil, 18% NGLs, 53% gas) and proved undeveloped (PUD) reserves of 74 Mmboe or 444 Bcfe (split 26% oil, 19% NGLs, 55% gas). In addition, there were 59 Mmboe or 352 Bcfe of estimated probable reserves and 126 Mmboe or 757 Bcfe of estimated possible reserves at year-end 2014. All of Stone’s year-end 2014 estimated proved, probable and possible reserves were independently engineered by Netherland Sewell & Associates.

2015 Capital Expenditure Budget

Stone’s Board of Directors has authorized a 2015 capital expenditure budget of $450 million, which assumes planned sales of minority working interests in certain targeted assets. The budget also excludes acquisitions and capitalized SG&A and interest. The budget is allocated approximately 75% to Deep Water/Gulf Coast, 8% to Appalachia, 4% to Business Development and 13% to Abandonment expenditures. The capital budget and allocation of capital across the various areas is subject to change based on several factors, including commodity pricing, liquidity, permitting times, rig availability, regulatory, non-operator decisions and the sales of working interests in certain targeted assets.

The Deep Water capital budget is focused on development and exploration drilling, facility installations for development work, completion operations, and seismic and lease acquisition. Stone expects to participate in drilling two non-operated exploration wells in the first quarter of 2015, drill the Cardona #6 well, and complete the Amethyst discovery well and install a flowline back to the Pompano platform. A portion of the budget is also allocated to the expected fourth quarter of 2015 arrival of the platform rig for the Pompano platform drilling program.

The Appalachia capital budget includes securing additional core lease-hold interests and drilling several Marcellus wells in the first quarter before releasing the Marcellus drilling rig. No further Marcellus drilling is projected for the rest of the year. Late in the fourth quarter of 2015, Stone expects to receive a dual-purpose Utica/Marcellus rig for a 2016 drilling program that is capable of drilling in either shale formation.

Capital dedicated to the GOM conventional shelf will be primarily used for recompletions, improvements to existing infrastructure and required plug and abandonment operations. For increased efficiencies, the conventional shelf and deep gas operating groups have been consolidated within the deep water operations. The remainder of the capital budget is focused on onshore business development opportunities.

Capital expenditures for 2014 are expected to total approximately $875 million, which excludes capitalized SG&A and interest and is lower than the $895 million authorized by the Board.

2014 Production Results and 2015 Production and Expense Guidance

Production for 2014 was approximately 42.6 MBoe per day (256 Mmcfe per day) which included fourth quarter 2014 production of approximately 42.5 MBoe per day (255 Mmcfe per day).

Production for 2015 is expected to be in the 39.0 – 43.0 MBoe per day range (234—258 Mmcfe per day). Production is expected to increase in the deep water GOM for 2015 as compared to 2014 as the first two Cardona project wells are currently flowing at approximately 10,000 boe per day (65% working interest) to the Stone owned and operated Pompano platform. Additionally, production from the Cardona #6 development well (65% w.i.) is expected to commence in the second half of 2015.

In Appalachia, production averaged approximately 100 Mmcfe per day for 2014 and reached approximately 140 mmcfe per day in late December 2014, with a natural decline expected throughout 2015. Appalachia is forecasted to increase production over 15% in 2015 versus 2014 despite the decision not to drill and complete any wells during the year. Production from the conventional shelf and the La Cantera gas field is expected to decline during the year as well.

Lease operating expense is expected to be in the $115-$125 million range for 2015, a significant reduction of approximately 35 percent from 2014 due primarily to the sale of non-core shelf assets and cost cutting efforts. Transportation, processing and gathering expense is projected to be in the $69—$75 million range, up slightly versus 2014 as annual Appalachian volumes are projected to increase. Salaries, general and administrative expenses (excluding incentive compensation) are expected to decrease to $59—$63 million due to overhead reductions.

Operational Update

The deep water Cardona project commenced initial production in December of 2014 with the separate testing of both wells. The two wells are currently flowing to the Pompano facility at a gross rate of approximately 10,000 Boe per day (65% operated working interest). Pressure maintenance and reservoir management have been the primary focus during this initial production phase. Stone also plans to participate in two exploration wells in the first quarter of 2015, the Harrier prospect (37% working interest and operated by ConocoPhillips) and the Vernaccia prospect (32% working interest and operated by Eni), both potential tie-backs to the Pompano facility. The deep water Madison prospect, located on Mississippi Canyon 479 and operated by Noble Energy, did not encounter commercial hydrocarbons and will be plugged and abandoned. Stone holds a 40% non-operated working interest in the Madison project.

The previously announced successful Utica exploration well, with a 3,605 foot lateral, has been producing since December 1, 2014 and has averaged approximately 15 Mmcf per day since inception. A new dual-purpose Utica/Marcellus drilling rig has been contracted with delivery expected in late 2015. The current Marcellus rig will be released next month.

As of December 31, 2014, the cash and restricted cash position was approximately $250 million and the $500 million credit facility remained undrawn except for $19.2 million in letters of credit which had been issued pursuant to the facility. In October 2014, the $500 million borrowing base was affirmed by the bank group with the next redetermination scheduled for May 2015.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. Stone uses PV-10 as one measure of the value of its estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Stone believes that securities analysts and rating agencies use PV-10 in similar ways. Stone’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Stone cannot reconcile PV-10 to Standardized Measure at this time because final income tax information for 2014 is not yet available.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.